                                                                    Exhibit 23.1

                        CONSENT OF INDEPENDENT AUDITORS


Our audits also included the financial statement schedule of CORE, INC. listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We consent to the reference to our firm under the caption "Selected Financial Data" and to the incorporations by reference in the Registration Statement (Form S-8 No. 33-59740) pertaining to the Amended and Restated 1986 Stock Option Plan, 1991 Stock Option Plan and Stock Option Plan for Directors of Peer Review Analysis, Inc., and in the Registration Statement (Form S-8 No. 333-00354) pertaining to the CORE, INC. 1991 Stock Option Plan, as amended, and in the Registration Statement (Form S-8, No. 333-4144) pertaining to the CORE, INC. 1991 Stock Option Plan, as amended, and in the Registration Statement (Form S-8 No. 333-15261) pertaining to the CORE, INC. 1991 Stock Option Plan, as amended, and in the Registration Statement (Form S-8 No. 333-16961) pertaining to the CORE, INC. 1991 Stock Option Plan, as amended, of our report dated February 14, 1997, with respect to the consolidated financial statements and our report included in the preceding paragraph with respect to the financial statement schedule of CORE, INC. included in the Annual Report (Form 10-K) for the year ended December 31, 1996.


                                                      ERNST & YOUNG LLP



Boston, Massachusetts
March 28, 1997